EXHIBIT 12

                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)






                                                      For the Three Months
                                                        Ended March 31,
                                                              2002
1. Earnings

   (a) Income from continuing operations before
        deductions for taxes and interest                $   2,226

   (b) Portion of rental expense representative of
        interest factor                                         22

   (c) Equity in losses from less-than-50% owned
        investments (accounted for under the equity
        method of accounting)                                    5

   (d) Excess of earnings over distributions of
        less-than-50% owned investments (accounted
        for under the equity method of accounting)            (113)


        TOTAL                                            $   2,140

2. Fixed Charges

   (a) Interest                                          $     308

   (b) Portion of rental expense representative of
        interest factor                                         22

         TOTAL                                           $     330

   Ratio (1 divided by 2)                                     6.48